     As filed with the Securities and Exchange Commission on May 11, 2001
                           Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          CAROLINA BANK HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)


               NORTH CAROLINA                        56-2215437
      (State or other jurisdiction of    (I.R.S. Employer Identification No.)
       incorporation or organization)

                              2604 Lawndale Avenue
                        Greensboro, North Carolina 27408
                                 (336) 288-1898
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

         Carolina Bank Holdings, Inc. 1997 Incentive Stock Option Plan
 Carolina Bank Holdings, Inc. 1997 Nonqualified Stock Option Plan for Directors
                           (Full title of the plans)

                               ROBERT T. BRASWELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CAROLINA BANK HOLDINGS, INC.
                              2604 LAWNDALE AVENUE
                        GREENSBORO, NORTH CAROLINA 27408
                                 (336) 288-1898
                    (Name and address of agent for service)

                                WITH COPIES TO:
                                --------------
                            ANTHONY GAETA, JR., ESQ.
                               ERIK GERHARD, ESQ.
                             GAETA & GLESENER, P.A.
                        808 SALEM WOODS DRIVE, SUITE 201
                         RALEIGH, NORTH CAROLINA 27615
                                 (919) 845-2558


                         CALCULATION OF REGISTRATION FEE (1)

                                                     Proposed Maximum             Proposed
    Title of Securities        Amount to be           Offering Price          Maximum Aggregate            Amount of
     to be Registered           Registered              Per Share              Offering Price         Registration Fee (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     142,486                   (1)                $1,484,993.05 (1)              $371.25
$1.00 Par Value
------------------------------------------------------------------------------------------------------------------------------------

(1) The shares of Common Stock are being offered to eligible employees and directors of Registrant and its direct and indirect subsidiaries pursuant to options granted to them in accordance with the terms of the Carolina Bank Holdings, Inc. 1997 Incentive Stock Option Plan and the 1997 Nonstatutory Stock Option Plan for Directors (the "Plans") adopted by Registrant in connection with the reorganization of Carolina Bank into a holding company form of organization whereby Carolina Bank became the wholly-owned subsidiary of the Registrant. Pursuant to

     Rule 457(h), the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plans and an Offering Price equal to the price at which the shares may be purchased pursuant to the Plans upon the exercise of the options.

PART I.     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Explanatory Note

     As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in
Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b) under the Securities Act of 1933 ("Securities Act"). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The following documents filed by Registrant with the Commission under the Securities Act are incorporated herein by reference:

     (i) Registrant's Form 8-K filed pursuant to Rule 12g-3, promulgated under the Securities Act of 1933, as amended, on November 1, 2000;


     In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers

     Registrant is incorporated under the laws of the State of North Carolina. North Carolina's Business Corporation Act (the "BCA") contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

     The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A corporation may not indemnify him in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

     The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against reasonable expenses to the extent that he is wholly successful on the merits or otherwise in his defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the corporation.

     The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. The Articles of Incorporation of the Registrant provide for the elimination of the personal liability for monetary damages for certain breaches of fiduciary duty and the Bylaws of the Registrant provide for the indemnification of directors and officers to the maximum extent permitted by North Carolina law.

Item 7.  Exemption From Registration Claimed

     Not applicable.

Item 8.  Exhibits

     The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

       Exhibit Number     Description
       --------------     -----------
            4.1           Specimen of Registrant's Common Stock certificate
                          (incorporated by reference to Registrant's
                          Registration Statement on Form 10-KSB for the year
                          ended December 31, 2000).

            5.1 Opinion of Gaeta & Glesener, P.A. as to the legality of the securities being registered (filed herewith).

            23.1 Consent of Cherry Bekaert & Holland LLP (filed herewith).

            23.2 Consent of Gaeta & Glesener, P.A. (contained in the opinion filed herewith as Exhibit 5.1).

            24.1          Power of Attorney (filed herewith).

            99.1 Copy of Registrant's 1997 Incentive Stock Option Plan and 1997 Nonqualified Stock Option Plan for Directors
                          (filed herewith).

            99.2          Amendment No. 1 to 1997 Incentive Stock Option Plan
                          (filed herewith).

            99.3          Amendment No. 1 to 1997 Nonqualified Stock Option
                          Plan for Directors (filed herewith).

Item 9.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sells securities, a post-effective amendment to this Registration Statement to:

                (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                (iii) Include any additional or changed material information with respect to the plan of distribution.

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, if the Registrant offers the securities to existing security holders under warrants or rights and the Registrant reoffers to the public any securities not taken by security holders, with any modifications that suit the particular case, the Registrant will supplement the Prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the Registrant will file a post-effective amendment to state the terms of such offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on May 1, 2001.

                                    CAROLINA BANK HOLDINGS, INC.


                                    By:  /s/ Robert T. Braswell
                                         ----------------------
                                         Robert T. Braswell
                                         President, Chief Executive Officer, and
                                         Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                         CAPACITY
---------                                         --------

/s/ Robert T. Braswell             President, Chief Executive Officer, and Chief
-------------------------          Financial Officer
Robert T. Braswell

/s/ Gary N. Brown*                 Director and Vice Chairman
-------------------------
Gary N. Brown

/s/ George E. Carr*                Director
-------------------------
George E. Carr

/s/ J.D. Cornet*                   Director and Chairman
-------------------------
J.D. Cornet

/s/ Judy H. Fuller*                Director
-------------------------
Judy H. Fuller

/s/ James E. Hooper*               Director
-------------------------
James E. Hooper

/s/ Edward E. Hoyle, Jr.*          Director and Vice Chairman
-------------------------
Edward E. Hoyle, Jr.


*  By: /s/ Robert T. Braswell
       ----------------------
       Attorney-in-fact

                                 EXHIBIT INDEX
                                 -------------


         EXHIBIT
          NUMBER     DESCRIPTION OF EXHIBIT
         -------     ----------------------
           4.1       Specimen of Registrant's Common Stock (incorporated by
                     reference)

           5.1 Opinion of Gaeta & Glesener, P.A. as to the legality of the securities being registered

           23.1      Consent of Cherry Bekaert & Holland LLP

           23.2      Consent of Gaeta & Glesener, P.A. Included in Exhibit 5.1

           24.1      Power of Attorney

           99.1 Copy of 1997 Incentive Stock Option Plan and 1997 Nonqualified Stock Option Plan for Directors

           99.2      Amendment No. 1 to 1997 Incentive Stock Option Plan.

           99.3 Amendment No. 1 to 1997 Nonqualified Stock Option Plan for Directors.